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                                                                    EXHIBIT 99.3




News Release--DRAFT


             APACHE TO ACQUIRE GULF OF MEXICO PROPERTIES FROM SHELL
                 FOR $715 MILLION PLUS 1 MILLION APACHE SHARES

         Houston, April 29, 1999--Apache Corporation (NYSE: APA) announced today that it has signed a definitive agreement to acquire strategic oil and gas assets on the Outer Continental Shelf of the Gulf of Mexico from Shell Exploration & Production Company in a negotiated transaction. The properties have proved reserves of 127.3 million barrels of oil equivalent, based on Apache estimates. The purchase price is $715 million in cash plus 1 million shares of Apache common stock.

         The properties to be acquired include 22 fields, 18 of which will be operated by Apache. In February, the properties recorded average net production of 24,900 barrels of oil and 125 million cubic feet of gas per day. The fields' production and reserve mix is 54 percent oil and 46 percent natural gas. The properties are in water depths of less than 700 feet.

         The acquisition also includes 16 undeveloped blocks and access to 3-D seismic data covering more than 1,000 blocks throughout the Gulf.

         Apache President and Chief Operating Officer G. Steven Farris said, "The transaction is expected to add significantly to earnings per share and cash flow per share. In addition, while service costs are appropriate, we intend to accelerate production and reduce costs to add shareholder value through a program of recompletions, workovers and drilling."

         "These properties play to Apache's strength of adding value through operational enhancements," Farris said.

         The transaction is expected to close within 30 days. The acquisition will be effective retroactively to March 1, 1999. The purchase price will be adjusted for production and costs between March 1 and closing.
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         "This transaction will be financed through a combination of debt and equity with an objective of maintaining Apache's balance sheet," said Roger Plank, Apache's Chief Financial Officer. "In addition, we have agreed in principle to sell more than $100 million of existing Apache properties, which we will continue to operate for a management fee and a reversionary interest in the upside."

         Apache Chairman and Chief Executive Raymond Plank said, "This is the largest to date of a series of transforming events as we build Apache to last. Ultimate shareholder reward is predicated upon the value we seek to add, the continuing environment of volatile oil and gas prices, and the success of our strategy to fund discovery of oil and gas in our growing international core areas.

         "The working relationships developed between Shell and Apache employees during evaluation and negotiations have been outstanding. We would like to thank Shell for their effort and cooperation in enabling this transaction," he said.

         "We have enjoyed working with representatives of Apache, and are very pleased to have reached mutually acceptable terms on this negotiation," commented Walter van de Vejver, Shell Exploration & Production Company's president and chief executive officer.

         Goldman, Sachs & Co. is advising Apache on the transaction and expects to underwrite the equity that Apache plans to offer. The equity may only be offered by means of a prospectus, copies of which may be obtained from Goldman Sachs.

         Apache Corporation is an oil and gas independent with operations in North America, Egypt, Western Australia, Poland, the People's Republic of China and Cote d'Ivoire. Its common stock is traded on the New York and Chicago stock exchanges.

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache's earnings, cash flow, production, reserves, capitalization and property sales. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward- looking statements.

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